Exhibit 5.1

90 SOUTH SEVENTH STREET • SUITE 4950 • MINNEAPOLIS, MINNESOTA 55402

TELEPHONE: +1.612.217.8800 • JONESDAY.COM

July 26, 2024

Reneo Pharmaceuticals, Inc.

18575 Jamboree Road, Suite 275-S

Irvine, CA 92612

Re:	Registration Statement on Form S-4 by Reneo Pharmaceuticals, Inc.

Ladies and Gentlemen:

We have acted as counsel to Reneo Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 76,958,781 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) (subject to adjustment based on the final exchange ratios as described in the Registration Statement, as defined below), pursuant to the mergers contemplated by the Agreement and Plan of Merger, dated May 10, 2024 (the “Merger Agreement”), by and among the Company, Radiate Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company, Radiate Merger Sub II, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company, and OnKure, Inc., a Delaware corporation. The Shares are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on June 21, 2024 (Registration No. 333-280369) (as the same may be amended from time to time, the “Registration Statement”), to which this opinion is an exhibit. In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the proxy statement/prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS

DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID

MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH

SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Reneo Pharmaceuticals, Inc. July 26, 2024 Page 2

Very truly yours,

/s/ Jones Day